Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
ABM Industries Incorporated:

We consent to the incorporation by reference in the registration statements listed below of ABM Industries Incorporated and subsidiaries of our reports dated December 20, 2019, with respect to the consolidated balance sheets of ABM Industries Incorporated and subsidiaries as of October 31, 2019 and 2018, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2019, and the related notes and financial statement Schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of October 31, 2019, which reports appear in the October 31, 2019 annual report on Form 10‑K of ABM Industries Incorporated.

Registration No.	Form	Plan
333-167464	S-8	2004 Employee Stock Purchase Plan
333-78423	S-8	“Age-Vested” Career Stock Option Plan
333-78421	S-8	“Time-Vested” Incentive Stock Option Plan
333-48857	S-8	1996 Price Vested Performance Stock Option Plan
333-85390	S-8	2002 Price Vested Performance Stock Option Plan
333-116487	S-8	2004 Employee Stock Purchase Plan
333-137241	S-8	2006 Equity Incentive Plan
333-159770	S-8	2006 Equity Incentive Plan
333-179991	S-8	2006 Equity Incentive Plan
333-202521	S-8	2006 Equity Incentive Plan
333-211991	S-8	2004 Employee Stock Purchase Plan
333-224183	S-8	Amended and Restated 2016 Equity Incentive Plan
333-223233	S-3	ABM Industries Automatic Shelf Registration Statement

/s/ KPMG LLP

New York, New York
December 20, 2019